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Exhibit 10.8.39

SECURITY AGREEMENT

        THIS SECURITY AGREEMENT (this "Agreement"), dated as of August 25, 2008, is entered into by and among DELSTAFF, LLC, a Delaware limited liability company ("Lender"), WESTAFF (USA), INC., a California corporation ("Westaff (USA)"), WESTAFF, INC., a Delaware corporation ("Westaff"), WESTAFF SUPPORT, INC., a California corporation ("Westaff Support"), and MEDIAWORLD INTERNATIONAL, a California corporation ("MediaWorld"; and together with Westaff (USA), Westaff and Westaff Support, each is individually from time to time is referred to herein as a "Grantor" and collectively as "Grantors"), with reference to the following facts:

RECITALS

        A.    Grantors and Lender are entering into a Loan Agreement of even date herewith among Grantors and the Lender as the same has been amended or modified from time to time (the "Loan Agreement") pursuant to which Lender proposes to provide Advances in an aggregate principal amount of up to THREE MILLION and NO/100 DOLLARS ($3,000,000) (the "Loan") to Grantors. Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Loan Agreement.

        B.    Grantors are members of an affiliated group of companies that includes each other Grantor. Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the Loan under the Note.

        C.    It is a condition to the effectiveness of the Loan Agreement that each Grantor enter into this Agreement with Lender and hereby grant Lender a security interest in the Collateral described below to secure the payment and performance of such Grantor's obligations to Lender under the Loan Agreement and the other Loan Documents entered into in connection with the Loan Agreement.

        D.    To induce Lender to enter into the Loan Agreement and the other Loan Documents with Grantors and provide Grantors the Loan contemplated thereunder, each Grantor is willing to enter into this Agreement with Lender and grant Lender a security interest in the Collateral.

        NOW, THEREFORE, for and in consideration of any Loan or Advance (including any loan or advance by renewal or extension) heretofore or hereafter made to Grantors or to their successors or assigns by the Lender pursuant to the Loan Agreement or the Note, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS.

        1.1    Defined Terms.    In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall be defined as follows:

        "Capital Stock" means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended).

        "Code" means the Uniform Commercial Code, as enacted in the applicable jurisdiction, as amended or superseded from time to time after the date of this Agreement.

        "Collateral" means all of each Grantor's right, title and interest in and to all of each such Grantor's personal property and assets, tangible and intangible, now existing or hereafter acquired or arising, and wherever located, including:

            (i)  all of such Grantor's accounts, chattel paper, deposit accounts, documents, equipment, fixtures, instruments, inventory, investment property, general intangibles, goods, and letter-of-credit rights;

           (ii)  all of such Grantor's right, title and interest in and to the commercial tort claims;

          (iii)  without limiting the description of the property or any rights or interests in the property described above in this definition of Collateral, all of such Grantor's right, title and interest in and to (a) all of such Grantor's money, cash, and other funds; (b) all attachments, accessions, parts and appurtenances to, all substitutions for, and all replacements of any and all of such Grantor's equipment, fixtures and other goods; (c) all of such Grantor's agreements, as extracted collateral, tangible chattel paper, electronic chattel paper, health-care-insurance receivables, leases, lease contracts, lease agreements, payment intangibles, proceeds of letters of credit, promissory notes, records and software; and (d) all of such Grantor's franchises, customer lists, insurance refunds; insurance refund claims, tax refunds, tax refund claims, pension plan refunds, pension plan reversions;

          (iv)  all supporting obligations;

           (v)  all of the products and proceeds of all of the foregoing described property and interests in property, including cash proceeds and noncash proceeds, and including proceeds of any insurance, whether in the form of original collateral or any of the property or rights or interests in property described above in this definition of Collateral; and

          (vi)  all of the foregoing, whether now owned or existing or hereafter acquired or arising, or in which such Grantor now has or hereafter acquires any right, title or interest; provided, however, that the Collateral shall not include any Excluded Property.

        "Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States or any State or other political subdivision of the United States.

        "Excluded Property" means collectively,

            (i)  any equipment, fixture, inventory or other goods of such Grantor which is subject to a Permitted Lien, but solely to the extent that the documents evidencing such Permitted Lien explicitly prohibit the grant of a security interest in or Lien on such property or asset; provided, however, that at such time as such property or asset is no longer subject to such Lien or such prohibition, such property or asset shall (without any act or delivery by any Person) constitute Collateral hereunder;

           (ii)  any rights of such Grantor under any general intangible existing prior to the date hereof (other than with respect to any account, payment intangible, chattel paper or promissory note related thereto or as may otherwise be provided under applicable law) (the "Affected Collateral") if and solely to the extent the creation by the relevant Grantor of a security interest pursuant to this Agreement in such Grantor's right, title and interest in such Affected Collateral (A) is prohibited by legally enforceable provisions of any contract, agreement, instrument or indenture governing such Affected Collateral and such prohibition is not otherwise ineffective as a matter of law (such as pursuant Section 9-406(f), 9-407(a) or 9-408(a) of the Code), (B) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder or (C) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and is not otherwise ineffective as a matter of law (such as pursuant Section 9-406(f), 9-407(a) or 9- 408(a) of the Code) and such consent has not been obtained, provided, that in any event any account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture shall not be Excluded Property to the extent that any of the foregoing is (or if it contained a provision limiting the transferability or pledge thereof would be) subject to Section 9-406 of the Code); provided, however, that, notwithstanding the foregoing, at such time as such Affected Collateral is no longer subject to such prohibition, such right of termination or such consent requirement, as the case may be, such Affected Collateral shall (without any act or delivery by any Person) constitute Collateral hereunder;

          (iii)  35% of each class of the issued and outstanding voting Capital Stock of any Foreign Subsidiary owned by any Grantor, if and solely to the extent that the grant of a Lien herein in the Capital Stock of such Foreign Subsidiary would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Internal Revenue Code, which investment would trigger any increase in the gross income of a United States shareholder of such Grantor pursuant to Section 951 (or a successor provision) of the Internal Revenue Code (it being understood and agreed that the remaining 65% of each class of the issued and outstanding voting Capital Stock of each such Foreign Subsidiary and all non voting Capital Stock of each such Foreign Subsidiary shall constitute Collateral hereunder owned by any Grantor);

          (iv)  as long as Westaff Support is prohibited from pledging the Capital Stock of Westaff (Australia) Pty Limited pursuant to a subordinated deed in favor of the lender to Westaff Australia Pty Limited, the Capital Stock of Westaff Australia, provided that the Collateral shall, automatically and without further action, include 65% of Capital Stock of Westaff Australia upon the termination, extinguishment or other removal of such prohibition;

           (v)  any indebtedness or obligations owing by Westaff (Australia) Pty Limited to any Grantor; and

          (vi)  any Permit now or hereafter acquired or held by any Grantor, together with all amendments, modifications, extensions, renewals and replacements of any thereof, solely to the extent the granting of a security interest therein in favor of Lender would be prohibited by applicable law and such prohibition is not otherwise ineffective as a matter of law; provided, however, that at such time as such Permit is no longer subject to such prohibition, such Permit shall (without any act or delivery by any Person) constitute Collateral hereunder.

        "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary and shall include Westaff NZ Limited, Westaff (Australia) Pty Limited and Westaff (Singapore) Limited).

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any agency or instrumentality thereof (including any central bank).

        "Government Contracts" means each of the contracts entered into by any Grantor with Government Authorities, as such contracts may be amended, restated, replaced, extended or reaffirmed from time to time.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other), or any preference, priority or other security agreement or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the UCC to be intended for security, and the authorized filing by or against a Person as debtor of any financing statement under the UCC or comparable law of any jurisdiction).

        "Permit" means any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any Person acting on behalf of a Government Authority).

        "Permitted Lien" means the Lien granted to the Senior Lender, any Lien granted to a subordinate lender pursuant to Section 2.7 of the Loan Agreement, and any other Lien permitted or allowed under the Senior Loan Agreement, including but not limited to the Liens granted hereunder.

        "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority.

        "Surety Account" means that certain U.S. Bank National Association Account no. 98554000 which has been pledged by Westaff (USA) to the Washington State Department of Labor and Industries as security for providing workers' compensation benefits and assessments in the event of default by the self insurer.

        "Westaff Australia" means Westaff (Australia) Pty Limited.

        1.2    Other Definitional Provisions; Construction.    Unless otherwise specified,

            (i)  As used in this Agreement, accounting terms relating to Grantors not defined in this Agreement have the respective meanings given to them in accordance with GAAP.

           (ii)  The definition of any document, instrument or agreement includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof. All Exhibits and Schedules attached to this Agreement are incorporated into, made and form an integral part of this Agreement for all purposes.

          (iii)  "Hereunder," "herein," "hereto," "this Agreement" and words of similar import refer to this entire document; "including" is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely; and any action required to be taken by Grantors is to be taken promptly, unless the context clearly indicates the contrary.

          (iv)  All of the uncapitalized terms contained in this Agreement which are now or hereafter defined under the Code will, unless the context indicates otherwise, have the meanings provided for now or hereafter in the Code.

2.    GRANT OF SECURITY INTEREST; SET-OFF AND RELATED MATTERS.

        2.1    Security Interest.    As security for the full, prompt and complete payment and performance by each Grantor of its respective obligations under the Loan Agreement and the other Loan Documents, including, without limitation, the joint and several obligations of Grantors under the Loan Agreement (collectively, for purposes of this Agreement, the "Obligations"), each Grantor hereby grants to, and creates in favor of Lender, for the benefit of Lender, a continuing security interest in, and Lien on, all of the Collateral subject to the terms of the Intercreditor Agreement.

        2.2    Government Contracts.    In addition to, and without limiting any of the foregoing, in order to support the payment and performance of the Obligations and subject to the terms of the Intercreditor Agreement and the rights of the Senior Lender therein, and until the full repayment of the Note, each Grantor hereby absolutely assigns, sells and transfers to Lender, for benefit of the Lender, all claims and moneys due or to become due under the Government Contracts, and agrees that all payments due or to become due under the Government Contracts shall be made to and at the direction of Lender.

3.    PERFECTION OF LENDER'S SECURITY INTEREST; DUTY OF CARE.

        3.1    Required Grantor Actions.    Until the termination of this Agreement and subject to the terms of the Intercreditor Agreement and the rights of the Senior Lender in and to the Collateral, each Grantor shall perform any and all steps and take all actions reasonably requested by Lender from time to time to perfect, maintain, protect, and enforce Lender's security interest in, and Lien on, the Collateral, including (i): executing and delivering all appropriate documents and instruments as Lender may determine are necessary or reasonably desirable to perfect, preserve, or enforce Lender's interest in the Collateral, all in form and substance satisfactory to Lender, (ii) delivering to Lender any warehouse receipts or other documents of title covering that portion of the Collateral which may be located in warehouses and in respect of which warehouse receipts are issued, (iii) upon the occurrence and the continuance of any Event of Default, transferring inventory to warehouses approved by Lender, (iv) placing notations on such Grantor's books of account to disclose Lender's security interest and Lien therein, and (v) taking such other steps and actions as deemed necessary or reasonably desirable by Lender to perfect and enforce Lender's security interest in, and Lien on, and other rights and interests in, the Collateral; provided that, in no case shall any Grantor be required to: (i) obtain a bailee letter agreement or financing agreement with regard to Collateral that is subject to such a bailee letter or financing agreement in favor of the Senior Lender or that is otherwise having a value less $100,000 individually or $250,0000 in the aggregate which is in the possession or control of any warehouseman or any of Grantor's consignees, agents, processors, customers or other bailees, (ii) deliver a control agreement with regard to Collateral in any deposit, investment or securities accounts which are subject to a control agreement in favor of the Senior Lender to that otherwise have a balance of less than $25,000 (or $750,000 with respect to the Surety Account), or in the aggregate have balances of less than $250,000 (excluding the $750,000 maintained in the Surety Account) and (iii) deliver any promissory notes or tangible chattel paper evidencing obligations owing to such Grantor that have been delivered to the Senior Lender or that otherwise are in an amount less than $100,000 (individually or as part of a series of related transactions) or which consists of Excluded Property.

        3.2    Financing Statements; Notices.    Each Grantor hereby irrevocably authorizes Lender at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Grantor, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by Part 5 of Article 9 of the Uniform Commercial Code as enacted in any jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Each Grantor hereby irrevocably authorizes Lender at any time and from time to time to correct or complete, or to cause to be corrected or completed, any financing statements, continuation statements or other such documents as have been filed naming such Grantor as debtor and Lender as secured party. Each Grantor agrees to furnish any such information to Lender promptly upon request. At Lender's request and in accordance with the terms of the Intercreditor Agreement, each Grantor will execute notices appropriate under any applicable requirements of law that Lender deems desirable to evidence, perfect, or protect its security interest in and other Liens on the Collateral in such form(s) as are satisfactory to Lender. Each Grantor, jointly and severally, agrees to pay the cost of filing all financing statements and other notices in all public offices where filing is deemed by Lender to be necessary or desirable to perfect, protect or enforce the security interest and Lien granted to Lender hereunder. A carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Lender is hereby authorized to give notice to any creditor, landlord or any other Person as maybe necessary or desirable under applicable laws to evidence, protect, perfect, or enforce the security interest and Lien granted to Lender in the Collateral.

        3.3    Impositions; Protection of Lender's Interests.    To protect, perfect, or enforce, from time to time, Lender's rights or interests in the Collateral, Lender may, in its discretion (but without any obligation to do so) and in accordance with the terms of the Intercreditor Agreement, (i) discharge any Liens (other than Permitted Liens) which are levied or placed on the Collateral after the date hereof, (ii) pay any insurance to the extent any Grantor has failed to timely pay the same, (iii) if determined by the Lender, in its reasonable judgment, to be necessary to protect the Collateral, maintain guards where any Collateral is located if an Event of Default has occurred and is continuing, and (iv) obtain any record from any service bureau and pay such service bureau the cost thereof. All costs and expenses incurred by Lender in exercising its discretion under this Section 3.3 will be part of the Obligations, payable on Lender's demand and secured by the Collateral.

        3.4    Lender's Duty of Care.    Lender shall have no duty of care with respect to the Collateral except that Lender shall exercise reasonable care with respect to the Collateral in Lender's custody. Lender shall be deemed to have exercised reasonable care if (i) such property is accorded treatment substantially equal to that which Lender accords its own property or (ii) Lender takes such action with respect to the Collateral as the applicable Grantor shall reasonably request in writing. Lender will not be deemed to have, and nothing in this Section 3.4 may be construed to deem that Lender has, failed to exercise reasonable care in the custody or preservation of Collateral in its possession merely because either (a) Lender failed to comply with any request of any Grantor or (b) Lender failed to take steps to preserve rights against any Persons in such property. Each Grantor agrees that Lender has no obligation to take steps to preserve rights against any prior parties.

        3.5    Verification.    After the occurrence and during the continuance of any Event of Default, Lender, in its own name or in the name of others, may periodically communicate with each Grantor's account debtors, customers and other obligors to verify with them, to Lender's satisfaction, the existence, amount and terms of any sums owed by such account debtors, customers or other obligors to each Grantor and the nature of any such account debtor's, customer's or other obligor's relationship with such Grantor.

        3.6    Electronic Chattel Paper and Transferable Records.    From and after the date of the repayment in full of all indebtedness and other obligations owing to the Senior Lender, if any Grantor at any time holds or acquires an interest in any electronic chattel paper or any "transferable record," as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify Lender thereof and, at the request and option of Lender, shall take such action as Lender may reasonably request to vest in Lender control, under Section 9-105 of the Uniform Commercial Code, of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

        3.7    Letter of Credit Rights.    From and after the date of the repayment in full of all indebtedness and other obligations owing to the Senior Lender , if any Grantor is at any time now or hereafter a beneficiary under a letter of credit having a face amount in excess of $100,000, such Grantor shall promptly notify Lender thereof and, at the request and option of Lender, such Grantor shall, pursuant to an agreement in form and substance satisfactory to Lender, either, at the option of Lender, (i) arrange for the issuer and any confirmed or other nominated person of such letter of credit to consent to an assignment to Lender of the proceeds of the letter of credit or (ii) arrange for Lender to become the beneficiary of the letter of credit.

        3.8    Commercial Tort Claims.    If any Grantor shall at any time hold or acquire a commercial tort claim for an asserted amount in excess of $100,000, such Grantor shall promptly notify Lender in a writing signed by such Grantor of the particulars thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

4.    POWER OF ATTORNEY.

        4.1    Grant of Power.    Subject to the terms of the Intercreditor Agreement, each Grantor does hereby severally make, constitute and appoint Lender (or any officer or agent of Lender) as such Grantor's true and lawful attorney-in-fact, with full power of substitution, in the name of such Grantor or in the name of Lender or otherwise, for the use and benefit of Lender, but at the joint and several cost and expense of Grantors, (i) to endorse the name of such Grantor on any instruments, notes, checks, drafts, money orders, or other media of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into the possession of Lender or any affiliate of Lender in full or part payment of any of the Obligations; (ii) upon the occurrence and during the continuance of any Event of Default, to sign and indorse the name of such Grantor on any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with any Collateral, and any instrument or document relating thereto or to any of such Grantor's rights therein; (iii) to file financing statements pursuant to the Code and other notices appropriate under applicable law as Lender deems necessary to perfect, preserve, and protect Lender's rights and interests under this Agreement; (iv) after an Event of Default has occurred and is continuing, to give written notice to the United States Post Office to effect change(s) of address so that all mail addressed to such Grantor may be delivered directly to Lender; and (v) to do any and all things necessary or desirable to perfect Lender's security interest in, and Lien on, and other rights and interests in, the Collateral, to preserve and protect the Collateral and to otherwise carry out this Agreement.

        4.2    Duration; Ratification of Acts.    This power of attorney, being coupled with an interest, will be irrevocable for the term of this Agreement and all transactions under this Agreement and thereafter until the Obligations have been paid in full. Each Grantor jointly and severally ratifies and approves all acts of such attorney, and neither Lender nor its attorney will be liable for any acts or omissions or for any error of judgment or mistake of factor law, other than as results from such Person's own gross negligence or willful misconduct. Each Grantor shall execute and deliver promptly to Lender all instruments necessary or desirable, as determined in Lender's discretion, to further Lender's exercise of the rights and powers granted it in this Section 4.

5.    WARRANTIES AND REPRESENTATIONS.    To induce Lender to make the Loan pursuant to the Loan Documents, each Grantor severally represents to Lender that the following statements are, and will continue throughout the term of this Agreement to be, true:

        5.1    Jurisdiction of Organization; Places of Business, etc.    Such Grantor's (i) jurisdiction of organization is the jurisdiction identified on Exhibit 5.1, (ii) exact legal name is as set forth in the first paragraph of this Agreement (as may be updated from time to time as provided in Section 6.2), (iii) chief executive office and principal place of business are set forth on Exhibit 5.1 (as may be updated from time to time as provided in Section 6.2), (iv) offices or locations where such Grantor keeps the Collateral (except for inventory in transit) or conducts any of its business are listed on Exhibit 5.1 (as may be updated from time to time as provided in Section 6.2), and (vi) organizational identification number in its jurisdiction of organization is identified on Exhibit 5.1.

        5.2    Instruments.    Exhibit 5.2 lists all of such Grantor's rights, titles or interests in, or with respect to, any instruments, including promissory notes having an outstanding or committed principal amount in excess of $100,000, as of the date of this Agreement.

        5.3    State of Title.    Such Grantor has good and marketable title to, and ownership of, all the Collateral not owned by the other Grantors, free and clear of all Liens except to the extent, if any, of the Liens in favor the Senior Lender and Permitted Liens.

6.    COLLATERAL COVENANTS.    Until the Obligations are fully paid, performed and satisfied and this Agreement is terminated and in accordance with terms of the Intercreditor Agreement, each Grantor shall:

        6.1    Claims Against Collateral.    Maintain the Collateral, as the same is constituted from time to time, free and clear of all Liens, except to the extent, if any, of the Permitted Liens, and defend or cause to be defended the Collateral against all of the claims and demands of all Persons whomsoever (except to the extent, if any, of the Permitted Liens).

        6.2    Notice of Change in Place of Business; Names, etc.    (i) Give Lender at least 30 Business Days advance notice in writing of any change in any Grantor's (a) chief executive office or (b) exact legal name as set forth in the first paragraph of this Agreement, and (ii) not, without the prior written consent of Lender, change Grantor's jurisdiction of organization.

        6.3    Notice of Adverse Information.    Promptly notify Lender in writing of any Lien or claim known to the Grantors which could reasonably be expected to materially and adversely affect the value of any material portion of the Collateral or the rights of Lender with respect thereto.

        6.4    Equipment.    Maintain the equipment in good operating condition and repair in accordance with the Grantors' standard business practice, ordinary wear and tear excepted.

        6.5    Insurance.    Insure the Collateral in accordance with the Senior Loan Agreement.

        6.6    No Liens.    Not create or permit to be created or to exist any Lien on any of the Collateral except to the extent, if any, of the Permitted Liens.

7.    TERM.    Subject to Section 11.6 below, this Agreement will terminate on the payment in full of the Obligations under the Note and under the Loan Agreement.

8.    LENDER'S RIGHTS AND REMEDIES.

        8.1    Remedies.    Subject to the terms of the Intercreditor Agreement, (i) On the occurrence and during the continuance of an Event of Default and after the lapse of any applicable period of cure, if any, Lender may immediately, at any time, while such Event of Default is continuing, take anyone or more of the following actions, without notice, demand or legal process of any kind (except as may be required by law), all of which each Grantor waives to the fullest extent permitted by law:

          (a)   proceed to enforce payment of the Obligations and to exercise all of the rights and remedies afforded to Lender by the Uniform Commercial Code as enacted in any jurisdiction, under the terms of the Loan Documents and by law and in equity provided, including those set forth below in this Section 8.1;

          (b)   take possession of the Collateral and maintain such possession on any Grantor's premises at no cost to Lender, or remove the Collateral, or any part thereof, to such other place(s) as Lender may desire;

          (c)   enter on any premises on which the Collateral, or any part or records thereof, may be situated and remove the same therefrom, for which action no Grantor shall assert against Lender any claim for trespass, breach of the peace or similar claim and no Grantor shall hinder Lender's efforts to effect such removal;

          (d)   require Grantors, at their joint and several cost, to assemble the Collateral and make it available at a place designated by Lender;

          (e)   collect, compromise, take, sell or otherwise deal with the Collateral and proceeds thereof in its own name or in the name of any Grantor, including (l) bringing suit on anyone or more of the accounts, chattel paper, instruments, documents, leases or other agreements (collectively, "Contracts") in the name of any Grantor or Lender, and exercise all such other rights respecting the Contracts, in the name of any Grantor or Lender, including the right to accelerate or extend the time of payment, settle, release in whole or in part any amounts owing on any Contract and issue credits in the name of any Grantor or Lender, and including proceeding against any collateral or security provided in respect of any Contract and (2) bringing suit on any one or more of the general intangibles, in the name of any Grantor or Lender, and exercise all such other rights respecting the general intangibles, including the right to accelerate or extend the time of payment, settle, release in whole or in part any amounts owing on any general intangible and issue credits in the name of any Grantor or Lender, and including proceeding against any collateral or security provided in respect of any general intangible;

          (f)    sell part or all of the Collateral at public or private sale(s), for cash, upon credit or otherwise, at such prices and upon such terms as Lender deems advisable, at Lender's discretion, and Lender may, if Lender deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale, and without being obligated to make any sale of the Collateral regardless of notice of sale having been given;

          (g)   to the extent Lender has not so acted or is currently so acting pursuant to the other terms of this Agreement, notify any Grantor's customers, account debtors and any other Persons (1) obligated on the Collateral to make payment or otherwise render performance to or for the benefit of Lender and (2) that, without limiting the generality of clause (1), the Contracts and general intangibles have been assigned to Lender and that payments should be made directly to Lender;

          (h)   require any Grantor, using such form as Lender may approve, to notify such Grantor's customers, account debtors and any other Persons, and to indicate on all of any such Grantor's correspondence to such customers, account debtors and other Persons, that the Contracts and general intangibles must be paid to Lender directly;

          (i)    sign any endorsements, assignments or other writings of conveyance or transfer in connection with any disposition of the Collateral;

          (j)    sell, assign, transfer or otherwise dispose of all or any part of the Collateral in any manner permitted by law and do any other thing and exercise any other right or remedy which Lender may, with or without judicial process, do or exercise under applicable law, and in any such sale Lender may sell, assign, transfer or otherwise dispose of all or any part of the Collateral without giving any warranties and Lender may specifically disclaim any warranties of title and the like;

          (k)   apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies under this Agreement and, as applicable, the other Loan Documents in order to manage, protect, preserve, and sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of any Grantor, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Obligations until a sale or other disposition of such Collateral is finally made and consummated;

          (l)    enforce the obligations of an account debtor or other Person obligated on collateral and exercise the rights of the debtor with respect to the obligation of the account debtor or other Person obligated on collateral to make payment or otherwise render performance to any Grantor, and with respect to any property that secures the obligations of the account debtor or other Person obligated on collateral, in any case directly or through collection agencies or other collection specialists; and

          (m)  without limiting the provisions of Section 2.3 above, apply (or instruct another Person to apply) to the Obligations the balance of any deposit account that is part of the Collateral.

          (n)   Each Grantor acknowledges that portions of the Collateral could be difficult to preserve and dispose of and be further subject to complex maintenance and management. Accordingly, Lender, in exercising its rights under this Section 8.1, shall have the widest possible latitude to preserve and protect the Collateral and Lender's security interest in and lien thereon. Moreover, each Grantor acknowledges and agrees that Lender shall have no obligation to, and each Grantor hereby waives to the fullest extent permitted by law any right that it may have to require Lender to (i) clean up or otherwise prepare any of the Collateral for sale, (ii) pursue any Person to collect any of the Obligations or (iii) exercise collection remedies against any Persons obligated on the Collateral. Lender's compliance with applicable local, state or federal law requirements, in addition to those imposed by the Uniform Commercial Code as enacted in any jurisdiction, in connection with a disposition of any or all of the Collateral will not be considered to adversely affect the commercial reasonableness of any disposition of any or all of the Collateral under the Uniform Commercial Code as enacted in any jurisdiction.

        8.2    Notice of Disposition; Allocations.    If any notice is required by law to effectuate any sale or other disposition of the Collateral, (i) Lender will give the applicable Grantor(s) written notice of the time and place of any public sale or of the time after which any private sale or other intended disposition thereof will be made, and at any such public or private sale, Lender may purchase all or any of the Collateral; and (ii) Lender and each Grantor agree that such notice will not be unreasonable as to time if given in compliance with this Agreement ten days prior to any sale or other disposition. The proceeds of the sale will be applied first to all costs and expenses of such sale including attorneys' fees and other costs and expenses, and second to the payment of all Obligations in the manner and order determined by Lender in its discretion. Each Grantor shall remain jointly and severally liable to Lender and the Lenders for any deficiency. Unless otherwise directed by law, Lender will return any excess to Grantors.

        8.3    Payment of Expenses.    Grantors shall, jointly and severally, pay to Lender, on its demand, all costs and expenses, including court costs, attorneys' fees and costs of sale, incurred by Lender in exercising any of its rights or remedies hereunder, all of which constitute part of the Obligations and are secured by the Collateral.

9.    INDEMNIFICATION.    In consideration of the execution and delivery of the Loan Agreement and the making of the Loan to Grantors, each Grantor agrees, jointly and severally, to indemnify and hold Lender and each of Lender's directors, affiliates and agents (for the purposes of this Section 9 each is an "Indemnified Party") harmless from and against any and all claims, losses, obligations and liabilities arising out of or resulting from any or all of (i) this Agreement and (ii) the transactions contemplated by this Agreement (including enforcement of this Agreement), except for claims, losses or liabilities to the extent resulting from an Indemnified Party's gross negligence or willful misconduct. The indemnification provided for in this Section 9 is in addition to, and not in limitation of, any other indemnification or insurance provided by any Grantor to Lender.

10.    NOTICE.    Any notice, certificate, request, notification and other communication required, permitted or contemplated hereunder must be in writing and given in accordance with Section 6.10 of the Loan Agreement.

11.    GENERAL.

        11.1    Severability.    If any term of this Agreement is found invalid under California law or other laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Agreement and will not invalidate the remaining terms of this Agreement.

        11.2    GOVERNING LAW.    THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO CALIFORNIA CONFLICTS OF LAW PRINCIPLES).

        11.3    Survival and Continuation of Representations and Warranties.    All of each Grantor's representations and warranties contained in this Agreement shall (i) survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto and (ii) shall be brought down from time to time as provided in the Loan Agreement.

        11.4    Lender's Additional Rights Regarding Collateral.    All of the Obligations shall constitute one obligation secured by all of the Collateral. In addition to Lender's other rights and remedies under the Loan Documents, Lender may, in its discretion exercised in good faith, following the occurrence and during the continuance of any Event of Default, but subject to the terms of the Intercreditor Agreement: (i) exchange, enforce, waive or release any of the Collateral or portion thereof, (ii) apply the proceeds of the Collateral against the Obligations and direct the order or manner of the liquidation thereof (including any sale or other disposition), as Lender may, from time to time, in each instance determine, and (iii) settle, compromise, collect or otherwise liquidate any such security in any manner without affecting or impairing its right to take any other further action with respect to any security or any part thereof.

        11.5    Application of Payments; Revival of Obligations.    Lender shall have the continuing right to apply or reverse and reapply any payments to any portion of the Obligations. To the extent any Grantor makes a payment or payments to Lender or Lender receives any payment or proceeds of the Collateral or any other security for any Grantor's benefit, which payment(s) or proceeds or any part thereof are subsequently voided, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee; receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payment(s) or proceeds had not been received by Lender.

        11.6    Additional Waivers by Grantors.    Each Grantor waives presentment and protest of any instrument and notice thereof, and, except as expressly provided in the Loan Documents, demand, notice of default and all other notices to which such Grantor might otherwise be entitled. No Grantor shall assert any claim against Lender on any theory of liability for consequential, special, indirect or punitive damages.

        11.7    Equitable Relief.    Each Grantor recognizes that, in the event any Grantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Lender; therefore, each Grantor agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

        11.8    Entire Agreement; Counterparts; Fax Signatures.    This Agreement and the other Loan Documents set forth the entire agreement of the parties with respect to subject matter of this Agreement and supersede all previous understandings, written or oral, in respect thereof. Any request from time to time by any Grantor for Lender's consent under any provision in the Loan Documents must be in writing, and any consent to be provided by Lender under the Loan Documents from time to time must be in writing in order to be binding on Lender; however, Lender will have no obligation to provide any consent requested by any Grantor, and Lender may, for any reason in its discretion exercised in good faith, elect to withhold the requested consent. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Any documents delivered by, or on behalf of, any Grantor by fax transmission (i) may be relied on by Lender as if the document were a manually signed original and (ii) will be binding on such Grantor for all purposes of the Loan Documents.

        11.9    Headings.    Section headings in this Agreement are included for convenience of reference only and shall not relate to the interpretation or construction of this Agreement.

        11.10    Cumulative Remedies.    The remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided by law. Exercise of one or more remedy(ies) by Lender does not require that all or any other remedy(ies) be exercised and does not preclude later exercise of the same remedy.

        11.11    Waivers and Amendments in Writing.    Failure by Lender to exercise any right, remedy or option under this Agreement or in any Loan Documents or delay by Lender in exercising the same shall not operate as a waiver by Lender of its right to exercise any such right, remedy or option. No waiver by Lender shall be effective unless it is in writing and then only to the extent specifically stated. This Agreement may only be amended, modified, supplemented or restated in a writing signed by Lender and each Grantor affected thereby and may not be amended, modified, supplanted or otherwise changed orally.

        11.12    Recourse to Directors or Officers.    The obligations of each party under this Agreement are solely the corporate obligations of each party. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, or director of each party.

        11.13    Assignment.    Lender shall have the right to assign this Agreement and the other Loan Documents in accordance with Section 6.1 of the Loan Agreement. No Grantor may assign, transfer or otherwise dispose of any of its rights or obligations hereunder, by operation of law or otherwise, and any such assignment, transfer or other disposition without Lender's written consent shall be void. All of the rights, privileges, remedies and options given to Lender under the Loan Documents shall inure to the benefit of the successors and assigns of Lender, and all the terms, conditions, covenants, provisions and warranties herein shall inure to the benefit of and bind the permitted successors and assigns of each Grantor and Lender, respectively.

        11.14    Conflict.    If there is any conflict, ambiguity, or inconsistency, in Lender's judgment, between the terms of this Agreement and any of the other Loan Documents, then the applicable terms and provisions, in Lender's judgment, providing Lender with greater rights, remedies, powers, privileges, or benefits will control.

        11.15    WAIVER OF JURY TRIAL.    AS A SPECIFICALLY BARGAINED INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT AND FOR TE LENDERS AND THE OTHER SECURED PARTIES TO EXTEND CREDIT TO GRANTORS, EACH GRANTOR AND LENDER EACH WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT OR THE CONDUCT OF THE RELATIONSHIP BETWEEN LENDER AND GRANTORS.

        11.16    Release of Lien.    Notwithstanding anything to the contrary contained herein or in any Loan Document, the Lender agrees that, (a) upon the repayment in full of the Obligations of the Grantors under the Loan Agreement and the Note, the Lender shall take all such actions and execute all such releases as are requested by the Grantors (at the Grantors' expense) to release the Lender's Lien upon the Collateral; and (b) any sale or transfer of assets of any Grantor permitted under the terms of the Senior Loan Agreement or otherwise permitted by the Senior Lender shall be made free and clear of the Lender's Lien, and the Lender shall take all such actions and execute all such releases as are requested by the Grantors (at the Grantors' expense) to release the Lender's Lien upon the Collateral that is subject to such sale.

        [SIGNATURES ARE ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, this Agreement has been duly executed by each of the undersigned as of the date first set forth above in the preamble to this Agreement.

GRANTORS:
WESTAFF (USA), INC., a California corporation
		By:	/s/ Christa C. Leonard
		Printed Name:	Christa C. Leonard
		Title:	Chief Financial Officer
WESTAFF, INC., a Delaware corporation
		By:	/s/ Christa C. Leonard
		Printed Name:	Christa C. Leonard
		Title:	Chief Financial Officer
WESTAFF SUPPORT, INC., a California corporation
		By:	/s/ Christa C. Leonard
		Printed Name:	Christa C. Leonard
		Title:	Chief Financial Officer
MEDIAWORLD INTERNATIONAL, a California corporation
		By:	/s/ Christa C. Leonard
		Printed Name:	Christa C. Leonard
		Title:	Chief Financial Officer
LENDER:
DELSTAFF, LLC, a Delaware limited liability company
By:	/s/ Michael Phillips
Printed Name:	Michael Phillips
Title:	Manager

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  Exhibit 10.8.39
SECURITY AGREEMENT
RECITALS